EXHIBIT 10.33

FIRST AMENDMENT TO
STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE - NET
This First Amendment to Standard Industrial/Commercial Single-Tenant Lease - Net (“Amendment” herein) is made and entered into as of March 11,1999 by and between WERNER WOLFEN , TRUSTEE OF THE LOUIS GLASIER 1974 REVOCABLE TRUST, MICHAEL DUNITZ, NANCY BRUCH, DOROTHY A. DUNITZ, HARVEY ROSENBERG, AND JUDY ROSENBERG (“Lessor” collectively herein) and VETERINARY CENTERS OF AMERICA, INC., A DELAWARE CORPORATION (“Lessee” herein) with reference to the following facts:
A.    Lessor and Lessee entered into that certain Standard Industrial/Commercial Single-Tenant Lease - Net dated January 1, 1999 (“Lease” herein).
B.    The Lease provided that certain matters would be left for future agreement of the Parties.
C.    The Parties desire to amend the Lease as hereinafter more particularly provided.

NOW, THEREFORE, in consideration of the covenants, promises and agreements, the parties hereto do hereby agree as follows:

1.	Description of Lessor’s Work. Paragraph 54.1 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“54.1 Description of Lessor’s Work.

54.1.1 Lessor’s Phase One Work. After all contingencies to the effectiveness of this Lease have expired or been waived, at Lessor’s sole cost and expense, Lessor shall perform only the following Alterations for Lessee (“Lessor’s Phase One Work” collectively herein):

(A)Lessor shall deliver Buildings A, B and C to Lessee in broom clean condition; and,

(B)Lessor shall demolish the non-structural improvements in Buildings A, B and C (including the presently existing men’s and women’s restrooms in Buildings A, B and C) which improvements are shown on the Demolition Plan which is attached hereto as Exhibit “B”; and,

(C)Lessor shall perform Lessor’s Phase One Work in compliance with all Applicable Requirements including, but not limited to, compliance with fire code requirements and any work necessary for the Lessor’s Phase One Work to comply with the Americans with Disabilities Act or any similar Applicable Requirements pertaining to access by handicapped persons, all of which shall be accomplished without regard to Lessee’s Work. Lessee shall at Lessee's sole cost and expense cause any of Lessee’s Work to comply with the Americans With Disabilities Act including but not limited to any compliance with the Americans With Disabilities Act for matters which are not Lessee’s Work which are triggered by Lessee’s Work. After the Commencement Date, Lessee shall at Lessee's sole cost and expense (except as provided above) cause the Premises and any Alterations and/or Utility Installations done by Lessee and Lessee’s Work to comply with the Americans With Disabilities Act; and,

(D)Lessor shall provide Lessee with information concerning the condition and specifications of the presently existing electrical system. By signing this Lease, Lessee approves such condition and specifications; and,

(E)Provide level floors throughout the Premises using the existing floor as a benchmark; and,

(F)Abate asbestos-containing material, if any, or other Hazardous Substances, if any, in the Premises in accordance with Applicable Requirements. Lessor shall have the sole right to determine whether the method employed will be removing or remediating the asbestos, taking into consideration the extent that Lessee’s Work will disturb any existing asbestos-containing materials or other Hazardous Substances; and,

(G)The presently existing fire sprinkler system shall be delivered in good working order without reference to the use for which Lessee shall use the Premises.

54.1.2 Lessor’s Phase Two Work. After all contingencies to the effectiveness of this Lease have expired or been waived, and after Lessee has delivered Lessor Plans (as defined in Paragraph 55.7 which have been approved by the City of Los Angeles and Lessor, Lessor's sole cost and expense, Lessor shall perform only the following Alterations for Lessee (“Lessor’s Phase Two Work” collectively herein); provided, however, Lessor may, but shall not be obligated to, perform the Lessor’s Phase Two Work prior to Lessee delivering to Lessor the Plans which have been approved by the City of Los Angeles and Lessor:
(A)     HVAC.

(1)    In General. Lessor shall provide information to Lessee regarding the condition and specifications of the presently existing HVAC units. By signing this Lease, Lessee approves such condition and specifications. Lessor shall deliver the HVAC units to Lessee in good operating condition as required by and subject to Paragraph 2.2 of this Lease. Lessor and Lessee shall use the same contractor for performing their respective work in connection with the HVAC system in Building A, Building B and Building C. Notwithstanding anything to the contrary contained in this Lease, Lessee shall not be responsible for the capital costs of replacing such HVAC units unless the reason for such replacement was that Lessee failed to maintain the HVAC service contracts required by this Lease or failed to perform routine maintenance of such units. Lessee shall keep in force and effect at Lessee’s sole cost and expense a service and maintenance contract with respect to the HVAC units

(2)    Building A. Lessor shall install new HVAC equipment for Building A, the tonnage for which shall not exceed 57 tons. Lessee (not Lessor) shall be responsible for: (a) distribution of the HVAC within the Building A as well as condensate drains; and, (b) bringing electricity from the panel to the HVAC units for Building A. Concurrently with the execution and delivery of this Lease, Lessee shall provide the specific size of the units, number of units and location of said units. Lessor is not able to order nor perform such work unless and until Lessee has provided said information to Lessor.

(3)    Building B. Lessor shall provide one (1) of the presently existing 10 ton HVAC units and one (1) presently existing 7.5 ton HVAC units; both of said units are presently on Building B. Lessor shall also provide heat. Lessee (not Lessor) shall be responsible for distribution of the HVAC within Building B as well as condensate drains. Lessor shall bring electricity from the panel to the HVAC units for Building B.

(4)    Building C. Lessor shall provide one (1) of the presently existing 5 ton HVAC units and one (1) of the presently existing 10 ton units; both of said units are presently on Building C. In addition, Lessor shall relocate one (1) of the presently existing 10 ton units from Building B to Building C. In addition, Lessor shall provide a new 6 to 7 ton unit on Building C. Lessor shall also hook up the gas to provide heat to Building C. Lessee (not Lessor) shall be responsible for distribution of the HVAC within the Building C as well as condensate drains. Lessor shall bring electricity from the panel to the HVAC units for Building C; and,

(B)    Re-install or install the windows shown on the Window Plan which is attached hereto as Exhibit “C” and incorporated herein by this reference. The Window Plan shall also contain the size and specifications for such windows; and,
(C)    Remove the presently existing broadcast tower at the rear of the Premises; and,

(D)    Install a new roof on the A Building, B Building and C Building; and,

(E)    Lessor shall sandblast the interior and exterior walls and ceilings of Buildings A and B only, including the north exterior side of Building B as to which side approximately four inches of concrete shall not be removed unless Lessee, in Lessee’s sole and absolute discretion, disapproves the appearance of the north exterior side of Building B after it has been sandblasted and sealed. If Lessee disapproves such appearance, Lessor shall apply a plaster skim coat to said north exterior side of Building B; and,

(F)    Building to meet City seismic code requirements but only if mandated and required by any earthquake hazard ordinance in effect as of the Commencement Date (but not if required due to Lessee’s Work, Lessee Owned Alterations and/or Utility Installations or by the use to which Lessee will put the Premises); and,

(G)    Install rigid insulation with an R-factor of R-19, which meets current building codes on the roof of Building A, Building B and Building C; provided, however, that if Lessee wants any insulation which costs more than R-19, Lessee shall pay be increased cost; and,

(H)    Lessor to provide sewer and water to Building B. Any modifications required by Lessee’s Plans to the presently existing sewer and water lines to Building C shall be paid for and performed by Lessee; and,
(I)    Slurry coat, re-stripe and repair the parking lot area; and,
(J)    Install skylights in the front two (2) buildings; and,
(K)    Install windows where there are roll-up doors in the C Building.”

2.	Exhibit “C” - Window Plan. Exhibit “C” which is attached to the Lease is hereby deleted in its entirety and Exhibit “C” which is attached to this Amendment is hereby substituted in lieu thereof.

3.Lessee’s Work. Paragraph 55.1 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:
“    55.1    Lessee’s Work. If Lessee desires any Alterations and/or Utility Installations to the Premises (“Lessee’s Work” herein), Lessee shall comply with all of the terms and provisions of this Lease including but not limited to Paragraph 7 of this Lease. Lessee shall construct all of such Lessee's Work at Lessee’s sole cost and expense, except as hereinafter provided. Lessor hereby agrees to provide Lessee with an Allowance in the total amount of One Hundred Thousand Three Hundred Dollars ($100,300), subject to Paragraph 54.7, so that Lessee shall perform the following as part of Lessee's Work:

55.1.1    Install new men’s and women's restrooms in Buildings A, B and C in compliance with all Applicable Requirements. The restroom fixtures and configuration shall be subject to the mutual approval of Lessor and Lessee; and,

55.1.2    Slurry coat, re-stripe and repair the parking lot area; and,

55.1.3Install skylights in the front two (2) buildings; and,

55.1.4Install windows where there are roll-up doors in the C Building as shown on the Window Plan which is attached hereto as Exhibit “C”. The Window Plan shall also contain the size and specifications for such windows.

The amount of the Allowance is based on amounts contained in Exhibit “D”. The Parties recognize that said figure is based on estimates which have not been bid out to subcontractors. The only way to determine the exact amount of any particular item is to have it bid out to subcontractors. The successful subcontractor would then sign a contract becoming contractually bound to honor the price for the particular work in question. The Lessee has an immediate need for the Premises because Lessee's existing office lease expires soon. The Parties are using said estimates, rather than figures which have been bid to subcontractors, in order to get this Lease signed in time for work to be done so Lessee may move into the Premises on or about the time its existing office lease expires. Lessee acknowledges that Lessee has had said estimates reviewed by Lessee and by its design professionals, including but not limited to architect, space planner, engineers, and contractors. Lessor shall not be liable to Lessee and the amount of the Allowance shall not be increased if said estimates are not accurate, except as hereinafter provided."

4.	Exhibit “D”. Exhibit “D” which is attached to the Lease is hereby deleted in its entirety and Exhibit “D” which is attached to this Amendment is hereby substituted in lieu thereof.

5.Assignment and Subletting - Permitted Transfer. Paragraph 82.2 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“    82.2    Permitted Transfers. Notwithstanding anything to the contrary contained in Paragraph 12 of the Lease, Lessee shall have the right to make “Permitted Transfers” (as that term is more particularly hereinafter defined) without Lessor’s prior written consent and without payment of any Transfer Consideration; provided, however, that prior to such Permitted Transfer Lessee gives Lessor written evidence reasonably satisfactory to Lessor that the Transfer in question fulfills the definition of a Permitted Transfer together with a written representation and warranty of Lessee that the Permitted Transfer is a Permitted Transfer. Lessee shall be entitled to keep all consideration of any kind received in connection with any Permitted Transfer. In the event of a Permitted Transfer, the original Lessee named herein, shall remain primarily liable after such Permitted Transfer under this Lease for all of the obligations and payments of Rent required under this Lease. The term

“Permitted Transfer” shall mean and include only the involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee's assets occurs, which does not result or will not result in a reduction of the Net Worth of Lessee below the “Permitted Transfer Net Worth” (as that term is hereinafter more particularly defined). “Permitted Transfer Net Worth” shall mean: (a) during the first twelve (12) months after the date of this Lease, the Net Worth of Lessee in the amount of Thirty Five Million Dollars ($35,000,000); and, in each twelve (12) month period thereafter during the Original Term and during any Option Period, the amount of the Permitted Transfer Net Worth for the immediately preceding twelve (12) month period multiplied by 1.03. “Net Worth of Lessee” shall mean the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles.”
6.    Assignment and Subletting - Change in Control. Paragraph 82.4 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:
“    82.4    Change in Control. Paragraph 12. 1(b) of the Printed Lease is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:
‘(b) If the stock in Lessee (or in Lessee’s parent or successor corporation) is not publicly traded on a national stock exchange such as, by way of illustration only, NASDAQ, the New York Stock Exchange, American Stock Exchange or Pacific Stock Exchange, then a change in control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of more than fifty percent (50%) of the voting control of Lessee shall constitute a change in control for this purpose.’ ”
7.     Defined Terms. Capitalized terms which are not defined in this Amendment shall have the same definitions as in the Agreement.
[The remainder of this page has intentionally been left blank.]

[Continuation of First Amendment to Standard Industrial/Commercial Single-Tenant Lease - Net made and entered into as of
March 11, 1999]
8.    Ratification. Except as provided in this Amendment, the Lease shall remain unmodified and in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first mentioned above.

LESSOR:	DATED: March __, 1999.
/s/ Werner Wolfen, Trustee
WERNER WOLFEN, TRUSTEE OF THE LOUIS GLASIER 1974 REVOCABLE TRUST

/s/ Michael Dunitz
MICHAEL DUNITZ

/s/ Nancy Bruch
NANCY BRUCH

/s/ Dorothy A. Dunitz
DOROTHY A. DUNITZ

/s/ Harvey Rosenberg
HARVEY ROSENBERG

/s/ Judy Rosenberg
JUDY ROSENBERG

LESSEE:			DATED: March 11, 1999.

VETERINARY CENTERS OF AMERICA, INC., A DELAWARE CORPORATION

BY:	/s/ Robert L. Antin

	Its	PRESIDENT

BY:	/s/ Tomas W. Fuller

	Its	ASST. SECRETARY

Exhibit “C”
WINDOW PLAN
1.    Building A.
a.    In General. Lessor shall clean the interior and exterior sides of the presently existing perimeter windows and perimeter window frames. Lessor shall replace any broken glass. If any windows have been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes. Lessor shall not have any obligation to demolish nor to replace the presently existing interior windows.
b.    North Wall. Lessor shall clean and repair the presently existing window and door. The presently existing bathroom window in the bathroom along the north side of the building shall be enlarged and replaced to match the other presently existing windows, subject to structural engineer’s review and approval.
2.    Building B.
a.    East Wall. Lessor shall clean the interior and exterior sides of the presently existing windows and window frames. Lessor shall replace any broken glass. If any windows have been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes.
b.    West Wall.
i.    Lessor shall clean the interior and exterior sides of the presently existing window and window frame. Lessor shall replace any broken glass. If any window has been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes.
ii.    There is a presently existing door in the west wall. If Lessee’s floor plan calls for a window to be installed where said door exists, the Lessor shall install a window and window frame where said door exists, subject to structural engineering for the building permitting same.
iii.    In lieu of restoring the northernmost window on the west wall Building B, Lessor will pay for and install a standard size, roll-up, garage door (with window glass) to fit the existing opening and fill in the area around the new door.
c.    North Wall. There are currently no windows in the north wall. Since Lessee’s plan shows no window in this wall, Lessor shall not be required to install window frames or windows where there were once windows which are presently bricked up or otherwise covered over with stucco or other building materials.
d.    South Wall. Lessor shall clean the interior and exterior sides of the presently existing perimeter windows and perimeter window frames. Lessor shall replace any broken glass. If any windows have been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes.
3.    Building C.
a.    South Wall. There are roll-up doors in the south wall of each unit of Building C. Any work in connection with removing any or all of said roll-up doors and replacing same with windows, shall be part of Lessee’s Work for which the Allowance is being furnished, as more particularly provided in Paragraph 55.1 of this Lease.
4.    General.
a.    The size and materials for any new window frames and windows Lessor is obligated to install shall match as closely as possible the presently existing windows in any of the Buildings.
b.    In the event Lessor is obligated to install new window frames, the parties acknowledge that the lead time to order the window frames is approximately 6 weeks. Lessor will require at least that much time after it receives Lessee's floor plan to order the window frames and windows and any time periods provided in this Lease for Lessor to install such new windows shall be automatically extended to incorporate said lead time.
c.    In lieu of Lessor providing any of Lessor’s Work for Building A and for Building B which is provided under this Exhibit “C”, Lessee may elect to receive an Allowance from Lessor in the amount of Thirty Thousand Dollars ($30,000), which amount shall be in addition to the Allowance provided in Paragraph 55.1 of the Lease. In order to make this election, Lessee shall give Lessor written notice thereof on or before March 15, 1999. If Lessee fails to give such written notice within the time and in the manner provided herein, it shall be deemed that Lessee has elected not to accept said Allowance.
End of Exhibit “C”

Exhibit “D”
Computation of Allowance for Lessee’s Work

Item	Amount
Installation of new restrooms	$85,000.00
Add: 18% from profit and overhead	$15,300.00
Total Allowance	$100,300.00
End of Exhibit “D”

P R A T S / C O F F E E I N C O R P O R A T E D
1/18/99
Mr. Rick Wolfen
ROCK ASSET MANAGEMENT
9777 Wilshire Blvd., Suite 710
Beverly Hills, CA 90212
RE: Estimate.
DESCRIPTION: Olympic property.

1.	DEMOLITION $115,000.00
-Demolish and remove the existing improvements in the three (3) buildings, including mechanical roof equipment not in use to be discarded.
-Miscellaneous items typically not part of improvements.
2.    SAND BLASTING                            $16,200.00
-Sand blast brick wall in building #1 and building #2.
-Sand blast trusses and roof decking.
-Clean up.
3.    ROOFING                                $90,000.00
-Remove existing roof material to wood deck.
-Furnish and install 2-1/2” rigid foam board.
-Furnish and install 1/2” fiber board.
-Install 3-ply roof system.
*This roof is guaranteed for 10 years.
**Price does not include 1/2 plywood sheathing if required.

4.	HVAC $76,000.00
-Install new HVAC system in building #1.
-System is to be designed to accommodate new tenant.
-55-ton package is estimated.
-Building #2 design and reuse existing equipment.
-Remove equipment not needed.

3710 South Robertson Boulevard Suite #202 Culver City, California 90232-2349
(310) 559-8436 Facsimile (310) 559-7312
California State License #470092

Exhibit "D"

Mr. Rick Wolfen
Olympic Property Estimate

5.    FLOORING                                $10,000.00
-Provide clean floor.
- Evaluate condition of floor after demolition.
-patch to level condition.
*This item will need to be discussed, an allowance has been made.
6.    REST ROOMS                                $50,000.00
-Build new restrooms in building #1 and building #2.
-Location and size to be determined.
*This is an allowance
7.    SKYLIGHTS                                $30,000.00
-Clerestory type of skylights considered for the three buildings.
-Location and size to be determined.
*This is an allowance only as we need to know structural requirements.
8.    WINDOWS                                $15,000.00
-Windows are to be cleaned.
-Broken glass replaced.
-Hardware shall be repaired and left in working condition.
-Windows removed by previous tenant shall be replaced to match existing.
9.    SPRINKLERS                                $6,500.00
-Existing sprinkler heads shall be removed and relocated under roof deck to accommodate new design.
*This is an allowance only.

Mr. Rick Wolfen
Olympic Property Estimate

10.    PARKING LOT                                 $3,900.00
-Repair damaged areas and slurry coat surface of front parking lot (approximately 12,000 s.f.)
-Replace damaged concrete bumpers and restripe area.

Sub-total	$412,600.00
Contingency 5%	$20,630.00
Sub-total	$433,230.00
General Conditions/Overhead/Profit 20%	$86.646.00

TOTAL PROPOSAL	$519,876.00

COMMENCEMENT DATE MEMORANDUM

Lease:	Standard Industrial/Commercial Single-Tenant Lease-Net dated January 1, 1999 as amended by First Amendment to Standard Industrial/Commercial Single-Tenant Lease-Net dated March 11, 1999.

Lessor:	Werner Wolfen, Trustee of the Louis Glasier 1974 Revocable Trust, Michael Dunitz, Nancy Bruch, Dorothy A. Dunitz, Harvey Rosenberg and Judy Rosenberg.
Lessee:    Veterinary Centers of America, Inc., a Delaware corporation.
Lessor and Lessee hereby confirm the following:

1.    “Commencement Date”:                    April 1, 1999.

2.     “Rent Commencement Date”:                August 1, 1999.

3.    “Expiration Date”:                    July 31, 2014.

4.    “Adjustment Dates”:                    The “Adjustment Dates” (defined in Paragraph                              52.1.3 of the Lease) shall be as follows

Months after Rent Commencement Date	Actual Date for Adjustment
19th month	February 1, 2001
37th month	August 1, 2002
55th month	February 1, 2004
73rd month .	August 1, 2005
91st month	February 1, 2007
109th month	August 1 , 2008
127th month	February 1, 2010
145th month	August 1, 2011
157th month	August 1, 2012
175th month	February 1, 2014
[Commencement Date Memorandum continued on next page]